PTC to Announce Fiscal Q3’20 Results on

Wednesday, July 29th, 2020

BOSTON, MA – July 8, 2020 – PTC (Nasdaq: PTC) will release its fiscal 2020 third quarter results on Wednesday, July 29th after the stock market closes.

PTC expects to deliver fiscal third quarter 2020 ARR growth of 9% year over year, 10% in constant currency. The company also expects to deliver double-digit revenue and free cash flow year-over-year growth for the fiscal third quarter 2020.

“Given the ongoing global pandemic, we felt it was prudent to continue to proactively communicate with our stakeholders, and we look forward to providing full fiscal third quarter results, and discussing our fiscal fourth quarter outlook on July 29, 2020,” said James Heppelmann, President and CEO, PTC.

Senior management will host a live webcast and conference call to review the results on Wednesday, July 29th at 5pm Eastern Time. The earnings press release and accompanying prepared remarks will be accessible prior to the conference call and webcast on the Investor Relations section of the Company’s web site at PTC Investor Relations.

What:	PTC Fiscal Q3’20 Conference Call and Webcast

When:	Wednesday, July 29th, 2020 at 5:00pm (ET)

Dial-in:	Conference ID: 5586726
Toll-Free: (866) 987-6881

Webcast:	www.ptc.com/for/investors.htm
To access the live webcast, please visit website 15 minutes before the scheduled start time to download any necessary audio or plug-in software.

Replay:	To access the replay via webcast, please visit www.ptc.com/for/investors.htm.

Forward-Looking Statements

The expected Q3’20 results stated above are preliminary and may change from those expected as a result of finalization of our Q3’20 financial statements.

Statements made on the conference call and webcast are as of the date of the conference call and webcast and PTC does not assume any obligation to update any statements made live or the archived call or webcast. Matters discussed may include forward-looking statements about PTC’s anticipated financial results and growth, as well as about the development of products and markets, which are based on current plans and assumptions. Actual results in future periods may differ materially from those expectations due to a number of risks and uncertainties, including those described from time to time in reports filed by PTC with the U.S. Securities and Exchange Commission, including PTC’s most recent reports on Form 10-K and 10-Q.

Constant Currency.  Our constant currency measure converts the ARR for entities using currencies other than United States dollars into United States dollars using the foreign exchange rate as of September 30, 2019, excluding the effect of any hedging, rather than the actual exchange rates in effect during the applicable period.

About PTC

PTC (NASDAQ: PTC) PTC unleashes industrial innovation with award-winning, market-proven solutions that enable companies to differentiate their products and services, improve operational excellence,

and increase workforce productivity. With PTC, and its partner ecosystem, manufacturers can capitalize on the promise of today’s new technology to drive digital transformation.

PTC.com           @PTC           Blogs

PTC Investor Relations Contacts

Tim Fox
tifox@ptc.com investor@ptc.com

PTC and the PTC logo are trademarks or registered trademarks of PTC Inc. or its subsidiaries in the United States and other countries.